UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                                (Amendment No. 1)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)


                      Alexandria Real Estate Equities, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                    015271109
                  ---------------------------------------------
                                 (CUSIP number)


                                 Joel S. Marcus
                      Alexandria Real Estate Equities, Inc.
                     135 North Los Robles Avenue, Suite 250
                               Pasadena, CA 91101
                                 (818) 578-0777
-------------------------------------------------------------------------------
(Name, address and telephone number of person authorized to receive notices and communications)


                                  July 22, 1998
             -------------------------------------------------------
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].


                       (Continued on the following pages)

                              (Page 1 of 14 Pages)

|-----------------------|                         |--------------------------|
|CUSIP Nos. 015271109   |           13D           |    Page 2 of 14 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSONS                                       |
|         |  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS             |
|         |  (ENTITIES ONLY)                                                 |
|         |  AEW PARTNERS II, L.P.                                           |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ] |
|         |                                                          (b) [X] |
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS                                                 |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  Delaware                                                        |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   SOLE VOTING POWER                                 |
|                |     |   228,976                                           |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   SHARED VOTING POWER                               |
|  BENEFICIALLY  |     |   73,263                                            |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |   228,976                                           |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   SHARED DISPOSITIVE POWER                          |
|                |     |   73,263                                            |
|----------------------------------------------------------------------------|
|   11    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |  302,239 shares of Common Stock                                  |
|---------|------------------------------------------------------------------|
|   12    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   |
|         |  EXCLUDES CERTAIN SHARES                                     [X] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              |
|         |                                                                  |
|         |  2.6%                                                            |
|---------|------------------------------------------------------------------|
|   14    |  TYPE OF REPORTING PERSON                                        |
|         |                                                                  |
|         |  PN                                                              |
|----------------------------------------------------------------------------|

|-----------------------|                         |--------------------------|
|CUSIP Nos. 015271109   |           13D           |    Page 3 of 14 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSONS                                       |
|         |  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS             |
|         |  (ENTITIES ONLY)                                                 |
|         |  AEW HEALTH SCIENCE PROPERTIES CO-INVESTMENT, L.P.               |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ] |
|         |                                                          (b) [X] |
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS                                                 |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  Delaware                                                        |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   SOLE VOTING POWER                                 |
|                |     |   73,263                                            |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   SHARED VOTING POWER                               |
|  BENEFICIALLY  |     |   None                                              |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |   73,263                                            |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   SHARED DISPOSITIVE POWER                          |
|                |     |   None                                              |
|----------------------------------------------------------------------------|
|   11    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |  73,263 shares of Common Stock                                   |
|---------|------------------------------------------------------------------|
|   12    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   |
|         |  EXCLUDES CERTAIN SHARES                                     [X] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              |
|         |                                                                  |
|         |  0.6%                                                            |
|---------|------------------------------------------------------------------|
|   14    |  TYPE OF REPORTING PERSON                                        |
|         |                                                                  |
|         |  PN                                                              |
|----------------------------------------------------------------------------|

|-----------------------|                         |--------------------------|
|CUSIP Nos. 015271109   |           13D           |    Page 4 of 14 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSONS                                       |
|         |  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS             |
|         |  (ENTITIES ONLY)                                                 |
|         |  AEW II, L.P.                                                    |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS                                                 |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  Delaware                                                        |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   SOLE VOTING POWER                                 |
|                |     |   228,976                                           |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   SHARED VOTING POWER                               |
|  BENEFICIALLY  |     |   73,263                                            |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |   228,976                                           |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   SHARED DISPOSITIVE POWER                          |
|                |     |   73,263                                            |
|----------------------------------------------------------------------------|
|   11    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |  302,239 shares of Common Stock                                  |
|---------|------------------------------------------------------------------|
|   12    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   |
|         |  EXCLUDES CERTAIN SHARES                                     [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              |
|         |                                                                  |
|         |  2.6%                                                            |
|---------|------------------------------------------------------------------|
|   14    |  TYPE OF REPORTING PERSON                                        |
|         |                                                                  |
|         |  PN                                                              |
|----------------------------------------------------------------------------|

|-----------------------|                         |--------------------------|
|CUSIP Nos. 015271109   |           13D           |    Page 5 of 14 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSONS                                       |
|         |  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS             |
|         |  (ENTITIES ONLY)                                                 |
|         |  PARTNERS II HOLDINGS, L.P.                                      |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS                                                 |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  Delaware                                                        |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   SOLE VOTING POWER                                 |
|                |     |   302,239                                           |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   SHARED VOTING POWER                               |
|  BENEFICIALLY  |     |   None                                              |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |   302,239                                           |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   SHARED DISPOSITIVE POWER                          |
|                |     |   None                                              |
|----------------------------------------------------------------------------|
|   11    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |  302,239 shares of Common Stock                                  |
|---------|------------------------------------------------------------------|
|   12    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   |
|         |  EXCLUDES CERTAIN SHARES                                     [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              |
|         |                                                                  |
|         |  2.6%                                                            |
|---------|------------------------------------------------------------------|
|   14    |  TYPE OF REPORTING PERSON                                        |
|         |                                                                  |
|         |  PN                                                              |
|----------------------------------------------------------------------------|

|-----------------------|                         |--------------------------|
|CUSIP Nos. 015271109   |           13D           |    Page 6 of 14 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSONS                                       |
|         |  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS             |
|         |  (ENTITIES ONLY)                                                 |
|         |  AEW II CORPORATION                                              |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS                                                 |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  Massachusetts                                                   |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   SOLE VOTING POWER                                 |
|                |     |   302,239                                           |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   SHARED VOTING POWER                               |
|  BENEFICIALLY  |     |   None                                              |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |   302,239                                           |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   SHARED DISPOSITIVE POWER                          |
|                |     |   None                                              |
|----------------------------------------------------------------------------|
|   11    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |  302,239 shares of Common Stock                                  |
|---------|------------------------------------------------------------------|
|   12    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   |
|         |  EXCLUDES CERTAIN SHARES                                     [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              |
|         |                                                                  |
|         |  2.6%                                                            |
|---------|------------------------------------------------------------------|
|   14    |  TYPE OF REPORTING PERSON                                        |
|         |                                                                  |
|         |  CO                                                              |
|----------------------------------------------------------------------------|

|-----------------------|                         |--------------------------|
|CUSIP Nos. 015271109   |           13D           |    Page 7 of 14 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSONS                                       |
|         |  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS             |
|         |  (ENTITIES ONLY)                                                 |
|         |  AEW CAPITAL MANAGEMENT, L.P.                                    |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS                                                 |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  Delaware                                                        |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   SOLE VOTING POWER                                 |
|                |     |   302,239                                           |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   SHARED VOTING POWER                               |
|  BENEFICIALLY  |     |   None                                              |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |   302,239                                           |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   SHARED DISPOSITIVE POWER                          |
|                |     |   None                                              |
|----------------------------------------------------------------------------|
|   11    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |  302,239 shares of Common Stock                                  |
|---------|------------------------------------------------------------------|
|   12    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   |
|         |  EXCLUDES CERTAIN SHARES                                     [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              |
|         |                                                                  |
|         |  2.6%                                                            |
|---------|------------------------------------------------------------------|
|   14    |  TYPE OF REPORTING PERSON                                        |
|         |                                                                  |
|         |  PN                                                              |
|----------------------------------------------------------------------------|

|-----------------------|                         |--------------------------|
|CUSIP Nos. 015271109   |           13D           |    Page 8 of 14 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSONS                                       |
|         |  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS             |
|         |  (ENTITIES ONLY)                                                 |
|         |  AEW CAPITAL MANAGEMENT, INC.                                    |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS                                                 |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |  Massachusetts                                                   |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   SOLE VOTING POWER                                 |
|                |     |   302,239                                           |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   SHARED VOTING POWER                               |
|  BENEFICIALLY  |     |   None                                              |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |   302,239                                           |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   SHARED DISPOSITIVE POWER                          |
|                |     |   None                                              |
|----------------------------------------------------------------------------|
|   11    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |  302,239 shares of Common Stock                                  |
|---------|------------------------------------------------------------------|
|   12    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   |
|         |  EXCLUDES CERTAIN SHARES                                     [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              |
|         |                                                                  |
|         |  2.6%                                                            |
|---------|------------------------------------------------------------------|
|   14    |  TYPE OF REPORTING PERSON                                        |
|         |                                                                  |
|         |  CO                                                              |
|----------------------------------------------------------------------------|

|-----------------------|                         |--------------------------|
|CUSIP Nos. 015271109   |                         |    Page 9 of 14 Pages    |
|-----------------------|                         |--------------------------|


         This Amendment No. 1 to Schedule 13D (this "Amendment") filed pursuant to Section 13d- 2(a) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), should be read in conjunction with the Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission on June 9, 1997 via EDGAR. This Amendment amends the
Schedule 13D only with respect to the items set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Schedule 13D.


Item 5.  Interest in Securities of the Issuer.

         (a) As of the date hereof, Partners II owns an aggregate of 228,976 shares of the Issuer's Common Stock and AEW HSP owns an aggregate of 73,263 shares of the Issuer's Common Stock, representing, respectively, approximately 2% and 0.6% (or an aggregate of approximately 2.6%) of the 11,404,631 shares of the Issuer's Common Stock believed to be outstanding.

         To the best knowledge of the Reporting Persons, as of the date hereof, none of the Reporting Persons, nor any officer or director of AEW II Corp or AEW CMI beneficially own any other shares of Common Stock of the Issuer.

         Partners II has an agreement with its limited partners whereby, subject to certain limitations, such limited partners are offered the opportunity to invest, through a co-investment vehicle, in any entity in which an investment is made by Partners II. In the case of the securities of the Issuer, such co-investment by the limited partners of Partners II was made through AEW HSP. Partners II may be deemed to be in a group with AEW HSP, but disclaims beneficial ownership of the securities owned by AEW HSP (other than any securities beneficially owned by Partners II in its capacity as a general partner of AEW HSP) for purposes of Section 13 of the Exchange Act, Section 16 of the Exchange Act or for any other purpose.

         Pursuant to a Stockholders Agreement dated as of September 9, 1996 (the "Stockholders Agreement") by and among the Issuer, Health Science Properties Holding Corporation, a Maryland corporation ("HSP Holding") and Partners II, HSP Holding previously agreed to vote its shares of the Issuer's Common Stock to elect directors of the Issuer nominated by Partners II. The Stockholders Agreement is described more fully in Item 6. Because Partners II currently owns less than 7% of the voting securities of the Issuer, the voting provisions of the Stockholders Agreement have terminated. Partners II may still be deemed to be in a group with HSP Holding, but disclaims beneficial ownership of the securities owned by HSP Holding for purposes of Section 13 of the Exchange Act,
Section 16 of the Exchange Act or for any other purpose.

         (b) (i) AEW HSP has the sole power to direct the voting and disposition of the 73,263 shares of Common Stock held by it.

                  (ii) As general partners of AEW HSP, Partners II and Partners II Holding are deemed to have shared power to direct the voting and disposition of the 73,263 shares of Common Stock held by AEW HSP. In addition, Partners II has the sole power to direct the voting and disposition of the 228,976 shares of Common Stock held by it.

                  (iii) As general partner of Partners II, AEW II LP is deemed to have the sole power to direct the voting and disposition of the 228,976 shares of Common Stock held by Partners II and shared power to direct the voting and disposition of the 73,263 shares of Common Stock held by AEW HSP.

|-----------------------|                         |--------------------------|
|CUSIP Nos. 015271109   |                         |    Page 10 of 14 Pages   |
|-----------------------|                         |--------------------------|


                   (iv) As general partner of AEW II LP, Partners II Holding is deemed to have the sole power to direct the voting and disposition of the 228,976 shares of Common Stock held by Partners II and the sole power to direct the voting and disposition of the 73,263 shares of Common Stock held by AEW HSP.

                  (v) As general partner of Partners II Holding, AEW II Corp is deemed to have the sole power to direct the voting and disposition of the 228,976 shares of Common Stock held by Partners II and the sole power to direct the voting and disposition of the 73,263 shares of Common Stock held by AEW HSP.

                  (vi) As controlling stockholder of AEW II Corp, AEW CMLP is deemed to have the sole power to direct the voting and disposition of the 228,976 shares of Common Stock held by Partners II and the sole power to direct the voting and disposition of the 73,263 shares of Common Stock held by AEW HSP.

                  (vii) As general partner of AEW CMLP, AEW CMI is deemed to have the sole power to direct the voting and disposition of the 228,976 shares of Common Stock held by Partners II and the sole power to direct the voting and disposition of the 73,263 shares of Common Stock held by AEW HSP.

         (c) Other than as set forth below, to the best knowledge of the Reporting Persons, none of the Reporting Persons nor any officer or director of AEW II Corp or AEW CMI has effected any transactions in the Common Stock during the past 60 days.

                  On July 22, 1998, the Reporting Persons sold, through an underwritten registered offering, an aggregate of 1,357,000 shares of the Issuer's Common Stock. Of the Shares sold, 1,028,063 were held directly by Partners II and 328,937 were held directly by AEW HSP. All shares were sold at a price of $29.00 per share.

         (d) Not applicable.

         (e) July 22, 1998.

|-----------------------|                         |--------------------------|
|CUSIP Nos. 015271109   |                         |    Page 11 of 14 Pages   |
|-----------------------|                         |--------------------------|


Item 6. Contracts, Arrangements, Understanding or Relationships With Respect to Securities of the Issuer.

         Pursuant to the Stockholders Agreement, Partners II previously had the right to include at least one nominee on the ballot for the election of directors of the Issuer, and one nominee on the ballot for the election of directors of ARE-QRS Corp., a Maryland corporation, a wholly owned subsidiary of the Issuer ("Subsidiary") and HSP Holding had agreed to vote its shares of the Issuer's Common Stock for such nominees included on the ballot for the election of directors of the Issuer and the Issuer had agreed to take all actions necessary to cause the election of the nominee at Subsidiary. Because Partners II currently owns less than 7% of the voting securities of the Issuer, Partners II no longer has any right to nominate any directors of the Issuer or Subsidiary.

|-----------------------|                         |--------------------------|
|CUSIP Nos. 015271109   |                         |    Page 12 of 14 Pages   |
|-----------------------|                         |--------------------------|



                                    SIGNATURE

         After due inquiry, to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: July 31, 1998

                           AEW PARTNERS II, L.P.

                           By:   AEW II, L.P.,
                                 its general partner

                                 By:   PARTNERS II HOLDINGS, L.P.,
                                       its general partner

                                       By:   AEW II CORPORATION,
                                             its general partner

                                             By:   /s/ James J. Finnegan
                                                   ---------------------



                           AEW HEALTH SCIENCE PROPERTIES CO-INVESTMENT, L.P.

                           By:   AEW PARTNERS II, L.P.,
                                 a general partner

                                 By:   AEW II, L.P.,
                                       its general partner

                                       By:    PARTNERS II HOLDINGS, L.P.,
                                              its general partner

                                              By:   AEW II CORPORATION,
                                                    its general partner


                                                    By:   /s/ James J. Finnegan
                                                          ---------------------

|-----------------------|                         |--------------------------|
|CUSIP Nos. 015271109   |                         |    Page 13 of 14 Pages   |
|-----------------------|                         |--------------------------|



(SIGNATURES CONTINUED)


                                    AEW II, L.P.

                                    By:   PARTNERS II HOLDINGS, L.P.,
                                          its general partner

                                          By:    AEW II CORPORATION,
                                                 its general partner


                                                 By:   /s/ James J. Finnegan
                                                       ---------------------


                                    PARTNERS II HOLDINGS, L.P.,

                                    By:   AEW II CORPORATION,
                                          its general partner


                                          By:   /s/ James J. Finnegan
                                                ---------------------


                                    AEW II CORPORATION


                                    By:   /s/ James J. Finnegan
                                          ---------------------

|-----------------------|                         |--------------------------|
|CUSIP Nos. 015271109   |                         |    Page 14 of 14 Pages   |
|-----------------------|                         |--------------------------|



(SIGNATURES CONTINUED)


                                    AEW CAPITAL MANAGEMENT, L.P.

                                    By:   AEW CAPITAL MANAGEMENT, INC.,
                                          its general partner


                                          By:   /s/ James J. Finnegan
                                                ---------------------


                                    AEW CAPITAL MANAGEMENT, INC.


                                    By:   /s/ James J. Finnegan
                                          ---------------------